Exhibit 99.1

NEWS

Georgia Gulf Announces Bank Amendment

ATLANTA, GEORGIA — May 11, 2009 – Georgia Gulf Corporation (NYSE:  GGC — News) today announced that it has received from its senior secured lenders an amendment to its senior secured credit agreement that allows the Company to continue to withhold interest payments due on its 2014 senior notes and 2016 senior subordinated notes without constituting a default under such credit agreement until the earlier of June 15, 2009 or the first day holders of such notes or its 2013 senior notes may accelerate the indebtedness under such notes. Georgia Gulf previously announced that it had withheld payment of $34.0 million of interest due April 15, 2009 for the 2014 senior notes and 2016 senior subordinated notes. All three of the Company’s note issues are the subject of previously disclosed and currently pending private exchange offers. Under the indentures governing the 2014 senior notes and 2016 senior subordinated notes, Georgia Gulf has a 30-day grace period to pay the withheld interest before the note holders can seek remedies. The Company is currently in discussions with principal holders of each issue of its notes seeking forbearance agreements to provide more time to negotiate the exchange offers. If the Company does not obtain such forbearance agreements (and there can be no assurance that such agreements will be obtained), and does not pay the withheld interest, the indebtedness under the notes may be accelerated by the holders on or after May 15, 2009. The Company’s current liquidity remains essentially unchanged from the previously disclosed $100 million as of March 31, 2009.

An acceleration of indebtedness under any issue of the notes would constitute cross defaults under the Company’s other note issues and its senior secured credit facility, permitting the holders of such debt to accelerate same. In the event of any such acceleration, the Company would be required to immediately explore alternatives which could include a potential reorganization or restructuring under the bankruptcy laws. Further, in light of the security interests the Company has granted to its senior secured lenders in it assets, including its current assets, a default under the Company’s senior secured credit facility could materially adversely affect the Company’s liquidity.

CONTACT:

Martin Jarosick

Georgia Gulf, Investor Relations

770-395-4524